Exhibit 99.1

NEWS RELEASE	Contact:
Sheila G. Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP NAMES JEFFRY D. FRISBY
CHIEF EXECUTIVE OFFICER

Berwyn, PA -July 19, 2012 - Triumph Group, Inc. (NYSE:TGI) today announced that Jeffry D. Frisby has been named Chief Executive Officer of Triumph by the company's Board of Directors, succeeding Richard C. Ill. Mr. Ill will remain as Chairman.

Speaking on behalf of the company's Board of Directors, Richard C. Gozon, lead director, said, “Jeff Frisby has an outstanding record of performance and his leadership and management skills make him eminently qualified to take on the additional responsibilities of Chief Executive Officer. Jeff has played a key role in Triumph's overall acquisition activity along with driving significant improvements in supply chain integration and overall asset management. Jeff is well respected by our employees and customers and will provide a seamless transition in that capacity.”

Mr. Frisby joined the company in 1998 as President of Frisby Aerospace, Inc. upon its acquisition by Triumph. In 2000, he became Group President of the Triumph Control Systems Group and was later named Group President of the Triumph Aerospace Systems Group upon its formation in April, 2003. In 2009, Mr. Frisby was appointed President and Chief Operating Officer of Triumph. Effective today his title is President and Chief Executive Officer. He is a graduate of the Wayne Calloway School of Business and Accountancy at Wake Forest University where he earned a Bachelor of Science degree in Business.

Mr. Frisby stated, “I am honored by the faith and trust that the Board is placing in me to lead this very special company. I believe that our Triumph team is uniquely positioned to take advantage of the challenges and opportunities of the aerospace industry and I look forward to working with our team to further refine and execute strategies that will sustain and grow our business.”

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.